EXHIBIT 99.1

                         [PVF CAPITAL CORP. LETTERHEAD]





PRESS ANNOUNCEMENT

DATE:    APRIL 1, 2008

CONTACT: C. KEITH SWANEY  (440) 248-7171


          PVF CAPITAL CORP. ANNOUNCES TERMINATION OF MERGER AGREEMENT
                      WITH UNITED COMMUNITY FINANCIAL CORP.

PVF Capital Corp., the parent company of Park View Federal Savings Bank, announced today that its Board of Directors has terminated the agreement and plan of merger between PVF Capital Corp. and United Community Financial Corp. Pursuant to the terms of the agreement and plan of merger, either party had the right to terminate the agreement if the proposed merger was not completed by March 31, 2008 and the failure to consummate the merger was not caused by a breach of the agreement by the terminating party.

Chairman of the Board John R. Male stated, "While the merger with United Community will not occur, it does not change the fact that Park View Federal is a premier community banking franchise, and we will continue to serve our customers with the same high level of professionalism they have always received from us." Mr. Male added that, "In light of the termination of the merger agreement with United Community and the challenging operating environment presently faced by the banking industry, we will continue to efficiently and effectively operate the bank as well as review our strategic alternatives. We continue to work with our financial advisor, Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm that specializes in providing advisory services to community financial institutions, whom we have engaged to render investment banking advice with respect to the enhancement of shareholder value. The scope of the engagement includes assistance with strategic initiatives, shareholder communications, market commentary and overview and evaluation of other shareholder enhancement alternatives."

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the company may be found at www.parkviewfederal.com.
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This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.'s common stock trades on the NASDAQ Capital market under the symbol PVFC.

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